Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit reports dated April 29, 2014, on the financial statements of Teekay Offshore Partners L.P. and subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as at December 31, 2013 and December 31, 2012, the consolidated statements of income (loss), comprehensive income (loss), cash flows, and changes in total equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting of the Partnership as of December 31, 2013, included in its Annual Report on Form 20-F for the year ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

June 26, 2014

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.